Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Harbor Custom Development, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	4,000,000	(1)	$1.65	$6,600,000	.0000927	$611.82
Total Offering Amounts								$611.82
Total Fee Offsets								-
Net Fee Due								$611.82

(1)	Represents shares of common stock, no par value per share (“Common Stock”), of Harbor Custom Development, Inc. (the “Registrant”) that are issuable pursuant to the Registrant’s 2018 Incentive and Nonstatutory Stock Option Plan and 2020 Restricted Stock Plan, as amended. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional securities that become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transactions.
(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on June 13, 2022.